Exhibit 8.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

July 26, 2019

Top Ships Inc.
1 Vas. Sofias and Meg. Alexandrou Str,
15124 Maroussi, Greece
Re: Top Ships Inc.

Ladies and Gentlemen:
We have acted as counsel to Top Ships Inc. (the "Company") in connection with the Company's Registration Statement on Form F-1 (File No. 333-            ) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on July 26, 2019, as thereafter amended or supplemented, with respect to the public offering (the "Offering") of the Company's common shares, par value $0.01 per share (the "Common Shares").
In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company (the "Prospectus") included in the Registration Statement. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.
Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions "Risk Factors" and "Taxation" therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters expressed in the Registration Statement under the captions "Taxation–U.S. Federal Income Tax Consequences", "Taxation–Marshall Islands Tax Consequences", "Risk Factors–We may have to pay tax on U.S. source income, which would reduce our earnings" and "Risk Factors–U.S. federal tax authorities could treat us as a "passive foreign investment company," which could have adverse U.S. federal income tax consequences to U.S. shareholders" accurately state our views as to the tax matters discussed therein.
Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.
Very truly yours, /s/ Seward & Kissel LLP